Exhibit 99.1

FOR IMMEDIATE RELEASE
ROYAL CARIBBEAN GROUP REPORTS FIRST QUARTER RESULTS AND INCREASES FULL YEAR GUIDANCE ON CONTINUED STRONG DEMAND

Strong demand and strength in onboard spend drive first quarter earnings
Record bookings and booked position continue to provide strong momentum to 2024
Adjusted EPS in 2024 is now expected to be $10.70 - $10.90

MIAMI – April 25, 2024 – Royal Caribbean Group (NYSE: RCL) today reported first quarter Earnings per Share ("EPS") of $1.35 and Adjusted EPS of $1.77. These results were better than the company's guidance due to stronger pricing on close-in demand, strength in onboard revenue and favorable timing of expenses. As a result of an exceptional WAVE season and continued strength in demand, the company is increasing 2024 adjusted EPS guidance to $10.70 - $10.90 per share.

"Wow, what a great start to the year! Demand for our leading brands and the incredible experiences they deliver continues to be very robust, resulting in outperformance in the first quarter, a further increase of full year earnings guidance, and 60% expected earnings growth year over year,” said Jason Liberty, president and CEO, Royal Caribbean Group. “Building on this momentum, we expect to achieve all our Trifecta financial goals in 2024, which allows us to focus on a new era of growth to drive long-term shareholder returns and take a greater share of the rapidly growing $1.9 trillion global vacation market.”

Key Highlights
Stronger than anticipated demand led to a record WAVE season and continued strength in bookings in April from both a volume and pricing standpoint. This robust booking environment across all key itineraries coupled with continued strength in onboard spend, led to higher revenue versus guidance in the first quarter and a further improvement in full year yield expectations.

First Quarter 2024:
•Load factors in the first quarter were 107%.
•Gross Margin Yields were up 60.3% as-reported. Net Yields were up 19.3% in Constant-Currency (19.5% as-reported).
•Gross Cruise Costs per Available Passenger Cruise Days ("APCD") increased 5.1% as-reported. Net Cruise Costs ("NCC"), excluding Fuel, per APCD increased 4.1% in Constant-Currency (4.2% as-reported), which benefited from 325 bps of favorable timing of expenses.
•Total revenues were $3.7 billion, Net Income was $360 million or $1.35 per share, Adjusted Net Income was $478 million or $1.77 per share, Adjusted EBITDA was $1.2 billion, and Operating cash flow was $1.3 billion.

Full Year 2024 Outlook:
•Net Yields are expected to increase 9.0% to 10.0% in Constant-Currency and as-reported.
•NCC, excluding Fuel, per APCD is expected to increase approximately 5.5% in Constant-Currency (approximately 5.4% as-reported), including 310 bps of costs related to increased drydock days and the new operations of Hideaway Beach at Perfect Day at CocoCay. Approximately one third of the increase in unit costs, compared to prior guidance, is related to lower APCDs due to cancelled Red Sea Sailings with the remainder driven by higher stock-based compensation.
•Adjusted EPS is expected to grow 60% year over year and be in the range of $10.70 to $10.90. The increase in earnings includes a $0.10 headwind related to a stronger dollar and higher fuel prices. Approximately one third of the increase is attributable to the first quarter business outperformance with the remainder mainly driven by better business outlook, lower interest expense but also higher stock-based compensation.
•The company expects to achieve all of its Trifecta financial goals in 2024: triple digit EBITDA per APCD, ROIC in the teens, and double digit EPS, one year earlier than prior expectations.

First Quarter 2024 Results
Net Income for the first quarter of 2024 was $360 million or $1.35 per share compared to Net Loss of $(48) million or $(0.19) per share for the same period in the prior year. Adjusted Net Income was $478 million or $1.77 per share for the first quarter of 2024 compared to Adjusted Net Loss of $(59) million or $(0.23) per share for the same period in the prior year. The company also reported total revenues of $3.7 billion and Adjusted EBITDA of $1.2 billion.

Gross Margin Yields increased 60.3% as-reported, and Net Yields increased 19.3% in Constant Currency (19.5% as-reported) when compared to the first quarter of 2023. Load factor for the quarter was 107%, up 5 percentage points compared to the first quarter of 2023. About half of the first quarter yield growth was driven by higher ticket pricing on existing hardware, with the remainder driven by a combination of onboard revenue rates, higher load factors, and new hardware. While onboard revenue continues to grow, the company is particularly pleased with the significant increase in ticket rates compared to 2023.

Gross Cruise Costs per APCD increased 5.1% as-reported, compared to 2023. NCC, excluding Fuel, per APCD increased 4.1% in Constant Currency (4.2% as-reported), when compared to the first quarter 2023. Costs were favorable to prior guidance due to the timing of expenses.

Update on Bookings
The demand and pricing environment continues to be very strong. Overall, this has been the strongest WAVE season in the company's history from both a demand and pricing standpoint. As a result, the company continues to be in a record booked position, with rates for 2024 sailings even further ahead of 2023 than they were at the beginning of the year. In addition to record ticket pricing, consumer spending onboard and pre-cruise purchases continue to exceed prior years driven by greater participation at higher prices.

"Our existing fleet along with our new ships continue to perform exceptionally well, highlighted by the market response to the launch of Icon of the Seas, which has exceeded all expectations," added Liberty. "The momentum continues with Utopia of the Seas and Silver Ray, set to launch this summer. And, just this quarter alone, we announced an order for a seventh Oasis Class ship and the expansion of our Royal Beach Club portfolio in Cozumel; and we officially broke ground on Royal Beach Club Paradise Island. These strategies will further propel our leadership in the cruise industry and push us to new heights in the vacation industry."

As of March 31, 2024, the Group’s customer deposit balance was at $6.0 billion.
Second Quarter 2024
Net Yields are expected to increase 10.20% to 10.70% in Constant Currency (10.0% to 10.5% as-reported).

NCC, excluding Fuel, per APCD, is expected to increase 7.4% to 7.9% in Constant Currency (7.2% to 7.7% as-reported) compared to 2023 and includes costs related to increased drydock days and the operations of Hideaway Beach, as well as timing of costs shifted from the first quarter.

Based on current fuel pricing, interest rates, currency exchange rates and the factors detailed above, the company expects second quarter Adjusted EPS to be in the range of $2.65 to $2.75.

Fuel Expense
Bunker pricing, net of hedging, for the first quarter was $696 per metric ton and consumption was 437,000 metric tons.

The company does not forecast fuel prices and its fuel cost calculations are based on current at-the-pump prices, net of hedging impacts. Based on today's fuel prices, the company has included $291 million of fuel expense in its second quarter guidance at a forecasted consumption of 416,000 metric tons, which is 61% hedged via swaps. Forecasted consumption is 61%, 45%, and 24% hedged via swaps for 2024, 2025, and 2026, respectively. The annual average cost per metric ton of the hedge portfolio is approximately $504, $468, and $479 for 2024, 2025, and 2026, respectively.

The company provided the following guidance for the first quarter and full year 2024:

FUEL STATISTICS	Second Quarter 2024	Full Year 2024
Fuel Consumption (metric tons)	416,000	1,720,000
Fuel Expenses	$291 million	$1,183 million
Percent Hedged (fwd. consumption)	61%	61%

GUIDANCE	As-Reported	Constant Currency
Second Quarter 2024
Net Yields vs. 2023	10.0% to 10.5%	10.2% to 10.7%
Net Cruise Costs per APCD vs. 2023	6.1% to 6.6%	6.2% to 6.7%
Net Cruise Costs per APCD ex. Fuel vs. 2023	7.2% to 7.7%	7.4% to 7.9%
Full Year 2024
Net Yields vs. 2023	9.0% to 10.0%	9.0% to 10.0%
Net Cruise Costs per APCD vs. 2023	Approximately 3.7%	Approximately 3.7%
Net Cruise Costs per APCD ex. Fuel vs. 2023	Approximately 5.4%	Approximately 5.5%

GUIDANCE	Second Quarter 2024	Full Year 2024
APCDs	12.2 million	50.7 million
Capacity change vs. 2023	4.6%	8.1%
Depreciation and amortization	$390 to $400 million	$1,600 to $1,610 million
Net Interest, excluding loss on extinguishment of debt	$270 to $280 million	$1,140 to $1,150 million
Adjusted EPS	$2.65 to $2.75	$10.70 to $10.90

SENSITIVITY	Second Quarter 2024	Full Year 2024
1% Change in Currency	$3 million	$14 million
1% Change in Net Yields	$29 million	$120 million
1% Change in NCC excluding Fuel	$14 million	$60 million
100 basis pt. Change in SOFR	$1 million	$9 million
10% Change in Fuel prices	$15 million	$45 million

Exchange rates used in guidance calculations
GBP	$1.26
AUD	$0.65
CAD	$0.73
EUR	$1.07

Liquidity and Financing Arrangements
As of March 31, 2024, the Group’s liquidity position was $3.7 billion, which includes cash and cash equivalents and undrawn revolving credit facility capacity.

During the quarter, the company increased its revolving credit facility by $80 million and refinanced its $1.25 billion of 11.625% unsecured notes due in 2027 by issuing new $1.25 billion of 6.25% unsecured notes due in 2032. Also during the first quarter, S&P upgraded the company's rating to BB+ with a stable outlook and Moody's upgraded the company's credit rating to Ba2 with a positive outlook.

The company noted that as of March 31, 2024, the scheduled debt maturities for the remainder of 2024, 2025, 2026, and 2027 were $1.4 billion, $2.6 billion, $3.0 billion and $2.5 billion, respectively. Approximately 85% of the company's debt is tied to fixed interest rates.

Capital Expenditures and Capacity Guidance
Capital expenditures for the full year 2024 are expected to be approximately $3.4 billion, based on current foreign exchange rates and are predominantly related to the company's new ship order book. The company expects to take delivery of Utopia of the Seas and Silver Ray this year. All ship orders have committed financing in place. Non-new ship related capital expenditures are expected to be $0.7 billion.

Capacity changes for 2024 are expected to be 8.1% compared to 2023. Capacity changes for 2025, 2026, and 2027 are expected to be 5%, 6%, and 4%, respectively. These figures do not include potential ship sales or additions that the company may elect in the future.

Conference call scheduled
The company has scheduled a conference call at 10 a.m. Eastern Time today. This call can be heard, either live or on a delayed basis, on the company's investor relations website at www.rclinvestor.com.

Definitions
Selected Operational and Financial Metrics
Adjusted EBITDA is a non-GAAP measure that represents EBITDA (as defined below) excluding certain items that we believe adjusting for is meaningful when assessing our profitability on a comparative basis. For the periods presented, these items included (i) other expense; (ii) gain on sale of controlling interest; and (iii) impairment and credit losses (recoveries).

Adjusted Earnings (Loss) per Share ("Adjusted EPS") is a non-GAAP measure that represents Adjusted Net Income (Loss) attributable to Royal Caribbean Cruises Ltd. (as defined below) divided by weighted average shares outstanding or by diluted weighted average shares outstanding, as applicable. We believe that this non-GAAP measure is meaningful when assessing our performance on a comparative basis.

Adjusted Net Income (Loss) is a non-GAAP measure that represents Net Income (Loss) attributable to Royal Caribbean Cruises Ltd. excluding certain items that we believe adjusting for is meaningful when assessing our performance on a comparative basis. For the periods presented, these items included (i) loss on extinguishment of debt; (ii) the amortization of the Silversea Cruises intangible assets resulting from the Silversea Cruises acquisition in 2018; (iii) gain on sale of controlling interest; (iv) tax on the sale of PortMiami noncontrolling interest; (v) Silver Whisper deferred tax liability release; and (vi) impairment and credit losses (recoveries).

Available Passenger Cruise Days ("APCD") is our measurement of capacity and represents double occupancy per cabin multiplied by the number of cruise days for the period, which excludes canceled cruise days and cabins not available for sale. We use this measure to perform capacity and rate analysis to identify our main non-capacity drivers that cause our cruise revenue and expenses to vary.

Constant Currency is a significant measure for our revenues and expenses, which are denominated in currencies other than the U.S. Dollar. Because our reporting currency is the U.S. Dollar, the value of these revenues and expenses in U.S. Dollar will be affected by changes in currency exchange rates. Although such changes in local currency prices are just one of many elements impacting our revenues and expenses, it can be an important element. For this reason, we also monitor our revenues and expenses in "Constant Currency" - i.e., as if the current period's currency exchange rates had remained constant with the comparable prior period's rates. We calculate "Constant Currency" by applying the average of the prior year period exchange rates for each of the corresponding months of the reported and/or forecasted period, so as to calculate what the results would have been had exchange rates been the same throughout both periods. We do not make predictions about future exchange rates and use current exchange rates for calculations of future periods. It should be emphasized that the use of Constant Currency is primarily used by us for comparing short-term changes and/or projections. Over the longer term, changes in guest sourcing and shifting the amount of purchases between currencies can significantly change the impact of the purely currency-based fluctuations.

EBITDA is a non-GAAP measure that represents of Net Income (Loss) attributable to Royal Caribbean Cruises Ltd. excluding (i) interest income; (ii) interest expense, net of interest capitalized; (iii) depreciation and amortization expenses; and (iv) income tax expense (benefit). We believe that this non-GAAP measure is meaningful when assessing our operating performance on a comparative basis.

Occupancy ("Load factor"), in accordance with cruise vacation industry practice, is calculated by dividing Passenger Cruise Days (as defined below) by APCD. A percentage in excess of 100% indicates that three or more passengers occupied some cabins.

Passenger Cruise Days ("PCD") represent the number of passengers carried for the period multiplied by the number of days of their respective cruises.

Gross Cruise Costs represent the sum of total cruise operating expenses plus marketing, selling and administrative expenses.

Net Cruise Costs (“NCC”) and NCC excluding Fuel are non-GAAP measures that represent Gross Cruise Costs excluding commissions, transportation and other expenses and onboard and other expenses and, in the case of Net Cruise Costs excluding Fuel, fuel expenses. In measuring our ability to control costs in a manner that positively impacts net income, we believe changes in Net Cruise Costs and Net Cruise Costs excluding Fuel to be the most relevant indicators of our cost performance. For the periods presented, Net Cruise Costs and Net Cruise Costs excluding Fuel exclude (i) the gain on sale of controlling interest; and (ii) impairment and credit losses.

Invested Capital represents the most recent five-quarter average of total debt (i.e., Current portion of long-term debt plus Long-term debt) plus the most recent five-quarter average of Total shareholders' equity. We use this measure to calculate ROIC (as defined below).

Adjusted Operating Income (Loss) is a non-GAAP measure that represents operating income (loss) including income (loss) from equity investments and income taxes but excluding certain items that we believe adjusting for is meaningful when assessing our operating performance on a comparative basis. We use this non-GAAP measure to calculate ROIC (as defined below).

Return on Invested Capital ("ROIC") represents Adjusted Operating Income (Loss) divided by Invested Capital. We believe ROIC is a meaningful measure because it quantifies how efficiently we generated operating income relative to the capital we have invested in the business. ROIC is also used as a key metric in our long-term incentive compensation program for our executive officers.

Gross Margin Yield represent Gross Margin per APCD.

Adjusted Gross Margin represent Gross Margin, adjusted for payroll and related, food, fuel, other operating, and depreciation and amortization expenses. Gross Margin is calculated pursuant to GAAP as total revenues less total cruise operating expenses, and depreciation and amortization.

Net Yields represent Adjusted Gross Margin per APCD. We utilize Adjusted Gross Margin and Net Yields to manage our business on a day-to-day basis as we believe that they are the most relevant measures of our pricing performance because they reflect the cruise revenues earned by us net of our most significant variable costs, which are commissions, transportation and other expenses, and onboard and other expenses.

Adjusted EBITDA Margin is a non-GAAP measure that represents Adjusted EBITDA (as defined above) divided by total revenues.
For additional information see “Adjusted Measures of Financial Performance” below.

About Royal Caribbean Group
Royal Caribbean Group (NYSE: RCL) is one of the leading cruise companies in the world with a global fleet of 65 ships traveling to approximately 1,000 destinations around the world. Royal Caribbean Group is the owner and operator of three award winning cruise brands: Royal Caribbean International, Celebrity Cruises, and Silversea Cruises and it is also a 50% owner of a joint venture that operates TUI Cruises and Hapag-Lloyd Cruises. Together, the brands have an additional 8 ships on order as of March 31, 2024. Learn more at www.royalcaribbeangroup.com or www.rclinvestor.com.

Cautionary Statement Concerning Forward-Looking Statements
Certain statements in this press release relating to, among other things, our future performance estimates, forecasts and projections constitute forward-looking statements under the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to: statements regarding revenues, costs and financial results for 2024 and beyond; demand for our brands; our progress towards achievement of our Trifecta goals; future capital expenditures; and expectations regarding our credit profile. Words such as “anticipate,” “believe,” “could,” “driving,” “estimate,” “expect,” “goal,” “intend,” “may,” “plan,” “project,” “seek,” “should,” “will,” “would,” “considering,” and similar expressions are intended to help identify forward-looking statements. Forward-looking statements reflect management’s current expectations, are based on judgments, are inherently uncertain and are subject to risks, uncertainties and other factors, which could cause our actual results, performance or achievements to differ materially from the future results, performance or achievements expressed or implied in those forward-looking statements. Examples of these risks, uncertainties and other factors include, but are not limited to, the following:; our ability to obtain sufficient financing or capital to fund our capital expenditures, operations, debt repayments and other financing needs; the impact of the economic and geopolitical environment on key aspects of our business, such as the demand for cruises, passenger spending, and operating costs; incidents or adverse publicity concerning our ships, port facilities, land destinations and/or passengers or the cruise vacation industry in general; concerns over safety, health and security of guests and crew; further impairments of our goodwill, long-lived assets, equity investments and notes receivable; an inability to source our crew or our provisions and supplies from certain places; disease outbreaks and increased concern about the risk of illness on our ships or when travelling to or from our ships, which could cause a decrease in demand, guest cancellations, and ship redeployments; unavailability of ports of call; growing anti-tourism sentiments and environmental concerns; changes in U.S. or other countries' foreign travel policy; the uncertainties of conducting business globally and expanding into new markets and new ventures; our ability to recruit, develop and retain high quality personnel; changes in operating costs; our indebtedness, any additional indebtedness we may incur and restrictions in the agreements governing our indebtedness that limit our flexibility in operating our business; fluctuations in foreign currency exchange rates, fuel prices and interest rates; the settlement of conversions of our convertible notes, if any, in shares of our common stock or a combination of cash and shares of our common stock, which may result in substantial dilution for our existing shareholders; changes to our dividend policy; vacation industry competition and increase in industry capacity and overcapacity; the risks and costs related to cyber security attacks, data breaches, protecting our systems and maintaining data integrity and security; the impact of new or changing legislation and regulations (including environmental regulations) or governmental orders on our business; pending or threatened litigation, investigations and enforcement actions; the effects of weather, climate events and/or natural disasters on our business; the impact of issues at shipyards, including ship delivery delays, ship cancellations or ship construction cost increases; shipyard unavailability; the unavailability or cost of air service; and uncertainties of a foreign legal system as we are not incorporated in the United States.

More information about factors that could affect our operating results is included under the caption “Risk Factors” in our most recent Annual Report on Form 10-K, as well as our other filings with the SEC, copies of which may be obtained by visiting our Investor Relations website at www.rclinvestor.com or the SEC’s website at www.sec.gov. Undue reliance should not be placed on the forward-looking statements in this release, which are based on information available to us on the date hereof. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Adjusted Measures of Financial Performance
This press release includes certain adjusted financial measures defined as non-GAAP financial measures under Securities and Exchange Commission rules, which we believe provide useful information to investors as a supplement to our consolidated financial statements, which are prepared and presented in accordance with generally accepted accounting principles, or U.S. GAAP.

The presentation of adjusted financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with U.S. GAAP. These measures may be different from adjusted measures used by other companies. In addition, these adjusted measures are not based on any comprehensive set of accounting rules or principles. Adjusted measures have limitations in that they do not reflect all of the amounts associated with our results of operations as do the corresponding U.S. GAAP measures.

A reconciliation to the most comparable U.S. GAAP measure of all adjusted financial measures included in this press release can be found in the tables included at the end of this press release. We have not provided a quantitative reconciliation of the projected non-GAAP financial measures to the most comparable GAAP financial measures because preparation of meaningful U.S. GAAP projections would require unreasonable effort. Due to significant uncertainty, we are unable to predict, without unreasonable effort, the future movement of foreign exchange rates, fuel prices and interest rates inclusive of our related hedging programs. In addition, we are unable to determine the future impact of non-core business related gains and losses which may result from strategic initiatives. These items are uncertain and could be material to our results of operations in accordance with U.S. GAAP. Due to this uncertainty, we do not believe that reconciling information for such projected figures would be meaningful.

ROYAL CARIBBEAN CRUISES LTD.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(unaudited; in millions, except per share data)

	Quarter Ended
	March 31,
	2024	2023
Passenger ticket revenues	$2,542	$1,897
Onboard and other revenues	1,186	989
Total revenues	3,728	2,886
Cruise operating expenses:
Commissions, transportation and other	498	403
Onboard and other	193	159
Payroll and related	318	310
Food	221	199
Fuel	304	302
Other operating	522	420
Total cruise operating expenses	2,056	1,793
Marketing, selling and administrative expenses	535	461
Depreciation and amortization expenses	387	360
Operating Income	750	272
Other income (expense):
Interest income	5	15
Interest expense, net of interest capitalized	(424)	(360)
Equity investment income	41	20
Other (expense) income	(8)	5
	(386)	(320)
Net Income (Loss)	364	(48)
Less: Net Income attributable to noncontrolling interest	4	—
Net Income (Loss) attributable to Royal Caribbean Cruises Ltd.	$360	$(48)
Earnings (Loss) per Share:
Basic	$1.40	$(0.19)
Diluted	$1.35	$(0.19)
Weighted-Average Shares Outstanding:
Basic	257	255
Diluted	281	255

Comprehensive Income (Loss)
Net Income (Loss)	$364	$(48)
Other comprehensive income (loss):
Foreign currency translation adjustments	4	(7)
Change in defined benefit plans	9	4
Gain (loss) on cash flow derivative hedges	44	(32)
Total other comprehensive income (loss)	57	(35)
Comprehensive Income (Loss)	421	(83)
Less: Comprehensive Income attributable to noncontrolling interest	4	—
Comprehensive Income (Loss) attributable to Royal Caribbean Cruises Ltd.	$417	$(83)

ROYAL CARIBBEAN CRUISES LTD.
STATISTICS
(unaudited)

	Quarter Ended
	March 31,
	2024	2023

Passengers Carried	2,054,382	1,806,270
Passenger Cruise Days	13,149,708	11,474,742
APCD	12,285,830	11,233,489
Occupancy	107.0%	102.1%

ROYAL CARIBBEAN CRUISES LTD.
CONSOLIDATED BALANCE SHEETS
(in millions, except share data)
	As of
	March 31,	December 31,
	2024	2023
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$437	$497
Trade and other receivables, net of allowances of $9 and $7 at March 31, 2024 and December 31, 2023, respectively	455	405
Inventories	236	248
Prepaid expenses and other assets	690	617
Derivative financial instruments	52	25
Total current assets	1,870	1,792
Property and equipment, net	30,025	30,114
Operating lease right-of-use assets	599	611
Goodwill	809	809
Other assets, net of allowances of $43 at March 31, 2024 and December 31, 2023, respectively	1,887	1,805
Total assets	$35,190	$35,131
Liabilities and Shareholders’ Equity
Current liabilities
Current portion of long-term debt	$1,643	$1,720
Current portion of operating lease liabilities	63	65
Accounts payable	876	792
Accrued expenses and other liabilities	1,236	1,478
Derivative financial instruments	47	35
Customer deposits	6,040	5,311
Total current liabilities	9,905	9,401
Long-term debt	18,876	19,732
Long-term operating lease liabilities	603	613
Other long-term liabilities	481	486
Total liabilities	29,865	30,232

Shareholders’ equity
Preferred stock ($0.01 par value; 20,000,000 shares authorized; none outstanding)	—	—
Common stock ($0.01 par value; 500,000,000 shares authorized; 285,814,489 and 284,672,386 shares issued, March 31, 2024 and December 31, 2023, respectively)	3	3
Paid-in capital	7,496	7,474
Retained earnings (accumulated deficit)	350	(10)
Accumulated other comprehensive loss	(617)	(674)
Treasury stock (28,468,430 and 28,248,125 common shares at cost, March 31, 2024 and December 31, 2023, respectively)	(2,081)	(2,069)
Total shareholders’ equity attributable to Royal Caribbean Cruises Ltd.	5,151	4,724
Noncontrolling Interests	174	175
Total shareholders’ equity	5,325	4,899
Total liabilities and shareholders’ equity	$35,190	$35,131

ROYAL CARIBBEAN CRUISES LTD.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited, in millions)
	Three Months Ended March 31,
	2024	2023
Operating Activities
Net Income (Loss)	$364	$(48)
Adjustments:
Depreciation and amortization	387	360
Net deferred income tax benefit	—	(11)
Gain (loss) on derivative instruments not designated as hedges	35	(3)
Share-based compensation expense	45	26
Equity investment income	(41)	(20)
Amortization of debt issuance costs, discounts and premiums	26	30
Loss on extinguishment of debt	116	13
Changes in operating assets and liabilities:
(Increase) decrease in trade and other receivables, net	(57)	123
Decrease in inventories	12	3
Increase in prepaid expenses and other assets	(80)	(78)
Increase in accounts payable trade	78	57
Decrease in accrued expenses and other liabilities	(238)	(261)
Increase in customer deposits	729	1,103
Other, net	(48)	16
Net cash provided by operating activities	1,328	1,310
Investing Activities
Purchases of property and equipment	(242)	(252)
Cash received on settlement of derivative financial instruments	—	5
Cash paid on settlement of derivative financial instruments	(35)	(6)
Investments in and loans to unconsolidated affiliates	(9)	—
Cash received on loans from unconsolidated affiliates	5	5
Other, net	(15)	14
Net cash used in investing activities	(296)	(234)
Financing Activities
Debt proceeds	2,179	705
Debt issuance costs	(19)	(27)
Repayments of debt	(3,107)	(2,664)
Premium on repayment of debt	(104)	—
Proceeds from sale of noncontrolling interest	—	209
Other, net	(40)	(7)
Net cash used in financing activities	(1,091)	(1,784)
Effect of exchange rate changes on cash and cash equivalents	(1)	—
Net decrease in cash and cash equivalents	(60)	(708)
Cash and cash equivalents at beginning of period	497	1,935
Cash and cash equivalents at end of period	$437	$1,227

ROYAL CARIBBEAN CRUISES LTD.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited, in millions)
	Three Months Ended March 31,
	2024	2023
Supplemental Disclosure
Cash paid during the period for:
Interest, net of amount capitalized	$411	$389
Non-cash Investing Activities
Purchase of property and equipment included in accounts payable and accrued expenses and other liabilities	$44	$19

ROYAL CARIBBEAN CRUISES LTD.
NON-GAAP RECONCILING INFORMATION
(unaudited)
Gross Margin Yields, Net Yields and Adjusted Gross Margin per PCD were calculated by dividing Gross Margin and Adjusted Gross Margins by APCD, and Adjusted Gross Margin by PCD as follows (in millions, except APCD, PCD,Yields, and Adjusted Gross Margin per PCD):

	Quarter Ended March 31,
	2024	2024 On a Constant Currency Basis	2023
Total revenue	$3,728	$3,724	$2,886
Less:
Cruise operating expenses	2,056	2,055	1,793
Depreciation and amortization expenses	387	387	360
Gross Margin	1,285	1,282	733
Add:
Payroll and related	318	318	310
Food	221	221	199
Fuel	304	304	302
Other operating	522	521	420
Depreciation and amortization expenses	387	387	360
Adjusted Gross Margin	$3,037	$3,033	$2,324

APCD	12,285,830	12,285,830	11,233,489
Passenger Cruise Days	13,149,708	13,149,708	11,474,742
Gross Margin Yields	$104.59	$104.35	$65.25
Net Yields	$247.20	$246.87	$206.88
Adjusted Gross Margin per PCD	$230.96	$230.65	$202.53

ROYAL CARIBBEAN CRUISES LTD.
NON-GAAP RECONCILING INFORMATION
(unaudited)
Gross Cruise Costs, Net Cruise Costs and Net Cruise Costs excluding Fuel were calculated as follows (in millions, except APCD and costs per APCD):

	Quarter Ended March 31,
	2024	2024 On a Constant Currency Basis	2023
Total cruise operating expenses	$2,056	$2,055	$1,793
Marketing, selling and administrative expenses	535	535	461
Gross Cruise Costs	2,591	2,590	2,254
Less:
Commissions, transportation and other	498	498	403
Onboard and other	193	194	159
Net Cruise Costs Including Other Costs	1,900	1,898	1,692
Less:
Gain on sale of controlling interest (1)	—	—	(3)
Impairment and credit losses (recoveries) (2)	—	—	(7)
Net Cruise Costs	1,900	1,898	1,702
Less:
Fuel	304	304	302
Net Cruise Costs Excluding Fuel	$1,596	$1,594	$1,400

APCD	12,285,830	12,285,830	11,233,489
Gross Cruise Costs per APCD	$210.89	$210.81	$200.65
Net Cruise Costs per APCD	$154.65	$154.49	$151.51
Net Cruise Costs Excluding Fuel per APCD	$129.91	$129.74	$124.63

(1) For 2023, represents gain on sale of controlling interest in cruise terminal facilities in Italy. These amounts are included in Other operating within our consolidated statements of comprehensive income (loss).
(2) For 2023, represents asset impairments and credit losses recoveries for notes receivables for which credit losses were previously recorded. These amounts are included in Other operating within our consolidated statements of comprehensive income (loss).

ROYAL CARIBBEAN CRUISES LTD.
NON-GAAP RECONCILING INFORMATION
(unaudited)
EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin were calculated as follows (in millions, except APCD and per APCD data):

	Quarter Ended March 31,
	2024	2023

Net Income (Loss) attributable to Royal Caribbean Cruises Ltd.	$360	$(48)
Interest income	(5)	(15)
Interest expense, net of interest capitalized	424	360
Depreciation and amortization expenses	387	360
Income tax expense (benefit) (1)	6	(8)
EBITDA	1,172	649

Other expense (2)	2	3
Gain on sale of controlling interest (3)	—	(3)
Impairment and credit losses (recoveries) (4)	—	(7)
Adjusted EBITDA	$1,174	$642

Total revenues	$3,728	$2,886

APCD	12,285,830	11,233,489
Net Income (Loss) attributable to Royal Caribbean Cruises Ltd. per APCD	$29.30	$(4.27)
Adjusted EBITDA per APCD	$95.56	$57.15
Adjusted EBITDA Margin	31.5%	22.2%

(1) These amounts are included in Other (expense) income within our consolidated statements of comprehensive income (loss).
(2) Represents net non-operating expense. The amount excludes income tax expense (benefit), included in the EBITDA calculation above.
(3) For 2023, represents gain on sale of controlling interest in cruise terminal facilities in Italy. These amounts are included in Other operating within our consolidated statements of comprehensive income (loss).
(4) For 2023, represents asset impairments and credit loss recoveries for notes receivables for which credit losses were previously recorded. These amounts are included in Other operating within our consolidated statements of comprehensive income (loss).

ROYAL CARIBBEAN CRUISES LTD.
NON-GAAP RECONCILING INFORMATION
(unaudited)
Adjusted Net Income (Loss) attributable to Royal Caribbean Cruises Ltd. and Adjusted Earnings (Loss) per Share were calculated as follows (in millions, except shares and per share data):

	Quarter Ended March 31,
	2024	2023

Net Income (Loss) attributable to Royal Caribbean Cruises Ltd.	$360	$(48)
Loss on extinguishment of debt	116	13
Amortization of Silversea Cruises intangible assets resulting from the Silversea Cruises acquisition (1)	2	2
Gain on sale of controlling interest (2)	—	(3)
PortMiami tax on sale of noncontrolling interest (3)	—	10
Silver Whisper deferred tax liability release (4)	—	(26)
Impairment and credit losses (recoveries) (5)	—	(7)
Adjusted Net Income (Loss) attributable to Royal Caribbean Cruises Ltd.	$478	$(59)

Earnings (Loss) per Share - Diluted (6)	$1.35	$(0.19)
Adjusted Earnings (Loss) per Share - Diluted (6)	$1.77	$(0.23)

Weighted-Average Shares Outstanding - Diluted	281	255

(1) Represents the amortization of the Silversea Cruises intangible assets resulting from the 2018 Silversea Cruises acquisition.
(2) For 2023, represents gain on sale of controlling interest in cruise terminal facilities in Italy. These amounts are included in Other operating within our consolidated statements of comprehensive income (loss).
(3) For 2023, represents tax on the PortMiami sale of noncontrolling interest. These amounts are included in Other (expense) income in our consolidated statements of comprehensive income (loss).
(4) For 2023, represents the release of the deferred tax liability subsequent to the execution of the bargain purchase option for the Silver Whisper. These amounts are included in Other (expense) income within our consolidated statements of comprehensive income (loss).
(5) For 2023, represents asset impairments and credit loss recoveries for notes receivables for which credit losses were previously recorded. These amounts are included in Other operating within our consolidated statements of comprehensive income (loss).
(6) Diluted EPS and Adjusted Diluted EPS includes the add-back of dilutive interest expense related to our convertible notes of $19 million for the three months ended March 31, 2024.